                         AMENDMENT NO. 3 TO BY-LAWS OF

               OPPENHEIMER QUEST INTERNATIONAL VALUE FUND, INC.

1.    The By-Laws of  Oppenheimer  Quest  International  Value Fund,  Inc.,  a
Maryland  corporation (the "Fund"),  are hereby amended by replacing Section 6 of Article II thereof with the following:

                Section 6.      Quorum.  At any meeting of
      stockholders, the presence in person or by proxy of the holders of a majority of the aggregate number of common shares of any series at the time outstanding shall constitute a quorum for the transaction of business at the meeting, except that where any provision of law or the Articles of Incorporation require that the holders of any class of shares shall vote as a class, then a majority of the aggregate number of shares of that class at the time outstanding shall be necessary to constitute a quorum for the transaction of such business. All such adjournments will require the affirmative vote of a majority of the shares present in person or by proxy at the session of the meeting to be
      adjourned.  At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally noticed.

2.  The  By-Laws  of  Oppenheimer  Quest   International   Value  Fund,  Inc.,
a Maryland  corporation (the "Fund"),  are hereby amended by replacing Section
8 of Article II thereof with the following:

           Section 8.      Voting - Proxies. At all meetings of
      Shareholders, every Shareholder of record entitled to vote at such a meeting shall be entitled to vote at such a meeting either in person or by proxy. A proxy may be given by or on behalf of a
      Shareholder in writing or by any electronic means, including, but not limited to, by telephone, facsimile, or via the internet.  A proxy with respect to stock held in the name of two or more persons shall be valid if executed by one of them unless at or prior to exercise of such proxy the Corporation receives a specific notice to the contrary from any one of them.  A proxy purporting to be executed by or on behalf of a stockholder shall be deemed valid unless challenged at or prior to its exercise.

3.    The By-Laws of  Oppenheimer  Quest  International  Value Fund,  Inc.,  a
Maryland  corporation (the "Fund"),  are hereby amended by replacing Section 2 of Article III thereof with the following:

           Section 2.      Number and Term of Office.  The number of
      directors which shall constitute the whole board shall be
      determined from time to time by the board of directors, but shall not be fewer than 3, or more than 15.  The term of office of all officers shall be until their respective successors are chosen and qualify; however, any officer may be removed from office at any time with or without cause by the vote of a majority of the entire Board of Trustees. Directors need not be stockholders.

2.    The By-Laws of the Fund,  as previously  amended and as further  amended by this Amendment No. 3, hereby remain in full force and effect.

      IN  WITNESS  WHEREOF,  I  hereby  set my  hand  as of  this  3rd  day of
October, 2005.

                              _/s/ Phillip S. Gillespie ____________________
                              Phillip S. Gillespie, Assistant Secretary